Exhibit 99.3

General Employment Enterprises, Inc., 184 Shuman Blvd., Suite 420, Naperville, IL  60563
(630) 954-0400

FOR IMMEDIATE RELEASE:	September 8, 2014

General Employment Completes Implementation of New Cloud-Based Software in Its Professional Service Division
Selection of Ultra-Staff provides a platform for continued firm growth

NAPERVILLE, IL, September 8, 2014 – General Employment Enterprises, Inc. (NYSE MKT: JOB)(“General Employment” or “GEE”), a leader in connecting skilled professionals with career opportunities today announced the implementation of Ultra-Staff’s Front Office Staffing Solution.

The software, available from staffing software company Automated Business Designs (ABD), delivers complete mobile and web portal functionality for recruiters, clients and candidates as well as the capability to integrate with Ultra-Staff’s complete back office suite of products.

“Moving our entire Applicant Tracking System into the cloud with ABD’s Ultra-Staff allows General Employment to run operations in a shared service delivery model at significantly lower costs, which in turn contributes high value to the company’s business strategy and growth agenda,” said Brian Sullivan, IT Director for General Employment Enterprises. “The new system is transforming GEE’s business processes and provides the company with the talent management data to power its business in a global economy.”

Data migration and a high level of support were key components in the selection of ABD as a long-term business partner. ABD has over 30 years of experience in implementing and supporting large scale staffing business applications. Over the course of three weeks, ABD’s data conversion team successfully migrated 14 databases into the new software solution. Ultra-Staff is live and operating throughout the organization and the new functionality will streamline internal processes. Features also include CRM, Onboarding, Contract and Direct Hiring Staffing, Resume’ Import and Management, Social Media Integration, Mass Email and Text Messaging.

As part of a broader corporate initiative to enhance General Employment’s global infrastructure, there was a need to transform the company’s entire operations function to better support the company’s continued growth.  Along with a successful transition to Office 365 and ShoreTel Sky, the Ultra-Staff implementation will enable the firm to simplify operations, drive efficiency and flexibility, and ultimately optimize operations.

“Technology is a critical component of our business plan, and our foundation for future growth,” Andrew J. Norstrud, Chief Executive Officer of General Employment, stated, “We were able to complete this implementation in a very short amount of time.  We have completely transformed our business that was once tied to an aging network and a local business office, to one in which we can have virtual offices throughout the United States and work on the same network.”

The implementation of the cloud-based technology provides a platform for General Employment’s continued, organic growth. Through strategic partnerships with recruiters, the firm will be able to capitalize on this technology by connecting even more skilled professionals with unique career opportunities.

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Andrew J. Norstrud

Chief Executive Officer
Phone: (813) 769-3580
Fax:      (630) 618-3774
E-mail: invest@genp.com

About General Employment Enterprises, Inc.

General Employment Enterprises, Inc. (the “Company”) was incorporated in the State of Illinois in 1962 and is the successor to employment offices doing business since 1893.  The Company, through a network of branch offices located in 11 states, operates in two industry segments, providing professional staffing and light industrial staffing services.

About Automated Business Designs, Inc.

Operating out of Rosemont, IL, Automated Business Designs, Inc. (ABD) offers a complete array of staffing software solutions that are fast to implement and intuitive to use, with all software and servers administered by ABD Managed Services. Ultra-Staff is hosted at a world-class Tier 4 data center known for housing Mission Critical business applications. The data center is utilized for applications that require resilient, secure, state-of-the-art facilities with servers managed and monitored 24 hours a day. The global data center offers locations around the globe, featuring 100+ data centers on five continents. In the office or on the go, General Employment employees are able to access Ultra-Staff securely from anywhere in the world. For more information, visit www.abd.net or call +1(800)944-4ABD.

Forward-Looking Statements

The statements made in this press release that are not historical facts are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, the Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in the Company’s  annual report on Form 10-K for the fiscal year ended September 30, 2013, and in the Company’s other filings with the Securities and Exchange Commission.  The Company is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.